Fenbo Holdings Limited
Unit J, 19/F, World Tech Centre
95 How Ming Road
Kwun Tong
Kowloon, Hong Kong
Telephone: +(852) 2343-3328

December 6, 2022

Mr. Li Siu Lun Allan
Flat F, 22/F., Tower 5, Sorrento
1 Austin Road West
Kowloon
Hong Kong.

Re: Employment Letter Agreement

Dear Mr. Li,

Fenbo Holdings Limited (the "Company") is pleased to offer to appoint you as the Chairman, Executive Director and Chief Executive Officer (the "Director") of the Company on its Board of Directors (the "Board"). This letter shall constitute an agreement (the "Agreement") between you and the Company and contains all the terms and conditions relating to the services you are to provide.

1. Term. Your service as the Director shall commence on the date that the Company's Registration Statement that is being filed for its Initial Public Offering on Form F-1 is declared effective by the United States Securities and Exchange Commission (the "Effective Date") and continue for the ensuing year, provided that this Agreement shall be effective as of the date of this Agreement. Your term as an executive director shall continue subject to the provisions in Section 7 below or until your successor is duly elected and qualified. The position shall be up for re-election each year at the annual stockholders' meeting and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect.

2. Services. You shall serve the Company as the Director and, in such capacity, perform the duties and exercise the powers from time to time assigned to or vested in you by the Board in pursuance of your duties hereunder, perform such services for the Company as the Board may from time to time reasonably require and, without limiting the generality of this paragraph, you will perform those duties at such place or places in Hong Kong or elsewhere as the Board may from time to time absolutely determine. You shall be required to attend all meetings of the Board called from time to time either in-person or by telephone or video conference. The services described in this Section 2 shall hereinafter be referred to as your "Duties."

3. Compensation.

3.1 Cash Compensation. You will be paid a director's fee of USD$36,000 per year on an annual basis ("Director's Fee") for performing your Duties. The Director's Fee will be fully earned at the beginning of each year in which you serve as a director, and the Company's obligation to pay the full amount of the Director's Fee shall be absolute and unconditional at the

beginning of each year, notwithstanding the fact that payment is being made on an installment basis. The Director's Fee shall be payable in monthly installments of USD$3,000. The first installment will be transferred to your account on the first day of your service as a Director, and subsequent installments on last business day of each calendar month thereafter. It is anticipated that the Director's Fee will continue for so long as you are the Director and will continue to be paid in monthly increments.

3.2. **Cash Reimbursement.** You shall be reimbursed for reasonable expenses documented and incurred by you in connection with the performance of your Duties (including travel expenses for meetings you attend in-person).

3.3. **Discretionary Performance Bonus.** You will be entitled to a discretionary performance bonus determined by the compensation committee and/or the Board at the end of the fiscal year.

4. **D&O Insurance Policy.** During the term under this Agreement, the Company shall include you as an insured under its officers and directors' insurance policy with coverage determined annually by the Company and the Board. The Company agrees to maintain such insurance during the term that you serve as the Director and for two years after you cease to be a director.

5. **No Assignment.** Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

6. **Confidential Information; Non-Disclosure.** In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

6.1. **Definitions.** For purposes of this Agreement, the term "Confidential Information" means:

a. Any information that the Company possesses that has been created, discovered, or developed by or for the Company, and that has or could have commercial value or utility in the business in which the Company is engaged; or

b. Any information that is related to the business of the Company and is generally not known by non-Company personnel.

c. By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics, and agreements.

6.2. **Exclusions.** Notwithstanding the foregoing, the term Confidential Information shall not include:

a. Any information that becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

b. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

c. Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

6.3. **Documents.** You agree that, without the express prior written consent of the Company, you will not remove from the Company's premises, any notes, formulas, programs, data, records, machines, or any other documents or items that in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company's demand, upon termination of this Agreement, or upon your termination or Resignation, as defined in Section 7 herein.

6.4. **No Disclosure.** You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this Section 6.4 shall survive termination of this Agreement for twelve-month period.

7. **Termination.** Either party shall have a right to terminate this Agreement by giving the other party not less than six-month notice in writing. Upon the effective date of the termination, your right to compensation hereunder will terminate subject to the Company's obligations to pay you any cash compensation that have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination; provided that the Company's obligation to pay you the Director's Fee in accordance with Section 3.1 above for the first year in which you have agreed to serve as a director shall not be changed or adjusted and the Company shall remain obligated to pay the full amount of the Director's Fee without regard to the period that you serve as the Director.

8. **Indemnification**. Concurrent with the execution of this Agreement we shall enter into the Director's Indemnification Agreement attached hereto as Exhibit A and incorporated herein by this reference.

9. **<u>Governing Law</u>.** All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of the Cayman Islands without regard to any conflicts of law principles that would result in the application of the laws of another jurisdiction.

10. **<u>Arbitration.</u>** Any dispute, controversy, difference or claim arising out of or relating to this agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the UNCITRAL Arbitration Rules in force when the Notice of Arbitration is submitted, as modified by the HKIAC Procedures for the Administration of Arbitration under the UNCITRAL Arbitration Rules.

The Parties agree as follows:

- The law of this arbitration clause shall be Hong Kong.
- The place of arbitration shall be Hong Kong.
- The number of arbitrators shall be one.
- The arbitration proceedings shall be conducted in the English language.

11. **<u>Entire Agreement; Amendment; Waiver; Counterparts</u>.** This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

[*Remainder of Page Left Blank Intentionally*]

This Agreement has been executed and delivered by the undersigned and is made effective as of the date first set forth above.

Sincerely,

FENBO HOLDINGS LIMITED

By: ______________________
Li Kin Shing
Director

AGREED AND ACCEPTED BY:

____
Li Siu Lun Allan

DATE: December 6, 2022